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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15 OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 0-31295

                           O2WIRELESS SOLUTIONS, INC.
             (Exact Name of registrant as specified in its charter)

                         2355 INDUSTRIAL PARK BOULEVARD
                             CUMMING, GEORGIA 30041
                                 (678) 513-1501
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                (Address, including zip code, telephone number,
       including area code, of registrant's principal executive offices)


             COMMON STOCK $.0001 PAR VALUE PER SHARE
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           (Title of each class of securities covered by this Form)


                                      NONE
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         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                          Copies of Communications to:
                            Terry F. Schwartz, Esq.
                         Smith, Gambrell & Russell, LLP
                    1230 Peachtree Street, N.E., Suite 3100
                             Atlanta, Georgia 30309
                                 (404) 815-3500

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


 Rule 12g-4 (a) (1) (i)        [X]        Rule 12h-3(b) (1) (i)             [ ]
 Rule 12g-4 (a) (1) (ii)       [ ]        Rule 12h-3(b) (1) (ii)            [ ]
 Rule 12g-4 (a) (2) (i)        [ ]        Rule 12h-3(b) (2) (i)             [ ]
 Rule 12g-4 (a) (2) (ii)       [ ]        Rule 12h-3(b) (2) (ii)            [ ]
                                          Rule 15d-6                        [ ]

Approximate number of holders of record as of the certification or notice date: 1
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Pursuant to the requirements of the Securities Exchange Act of 1934, o2wireless
Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    November 13, 2002     By:      /s/ William J. Loughman
                                    -----------------------------------------
                               Name:    William J. Loughman
                               Title:   President and co-Chief Executive Officer